UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (date of earliest event reported) August 5, 2025
Digital Turbine, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35958	22-2267658
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 San Antonio Street, Suite 160, Austin, TX 78701	78701
(Address of Principal Executive Offices)	(Zip Code)

(512) 387-7717
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock	APPS	NASDAQ
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On August 5, 2025, Digital Turbine, Inc. (the “Company”) entered into a Sales Agreement (the “Sales Agreement”) with RBC Capital Markets, LLC and Craig-Hallum Capital Group LLC, as the Company’s sales agents (each, a “Sales Agent” and collectively, the “Sales Agents”), pursuant to which the Company may offer and sell from time to time through the Sales Agents shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), having an aggregate offering price of up to $150 million (the “Shares”) in such amounts as the Company may specify by notice to either Sales Agent, in accordance with the terms and conditions set forth in the Sales Agreement.
Sales, if any, of the Shares pursuant to the Sales Agreement may be made in negotiated transactions or transactions that are deemed to be “at-the-market” offerings as defined in Rule 415 under the Securities Act of 1933 (as amended, the “Securities Act”), including sales made directly on the Nasdaq Capital Market, or sales made to or through a market maker other than on an exchange. Under the Sales Agreement, the Company will set the parameters for the sale of Shares, including the number of Shares to be issued, the time period during which sales are requested to be made, limitation on the number of Shares that may be sold in any one trading day and any minimum price below which sales may not be made. The Company is not obligated to sell any Shares under the Sales Agreement and no Sales Agent is required to sell any specific amount of Shares.
The Shares will be offered and sold pursuant to the Company’s shelf registration statement on Form S‑3 (File No. 333-289265) which was automatically effective upon filing with the Securities and Exchange Commission on August 5, 2025. The Company filed a prospectus supplement, dated August 5, 2025, with the Securities and Exchange Commission in connection with the offer and sale of the Shares.
The Company may also sell shares of Common Stock to each of the Sales Agents, as principal for its own account, at a price to be agreed upon at the time of sale. If the Company sells shares of Common Stock to any of the Sales Agents, as principal, the Company will enter into a separate terms agreement with such Sales Agent, and, to the extent required by applicable law, the Company will describe the terms agreement in a separate prospectus supplement or pricing supplement.
The Company and each Sales Agent (solely as to itself) may terminate the Sales Agreement upon written notice at any time.
The Sales Agreement contains customary representations, warranties and agreements by the Company, and indemnification rights and obligations of the parties. Under the terms of the Sales Agreement, the Company has agreed to indemnify the Sales Agents against certain specified types of liabilities, including liabilities under the Securities Act, to contribute to payments the Sales Agent may be required to make in respect of these liabilities, and to reimburse the Sales Agents for certain expenses. In the ordinary course of business, the Sales Agents or their respective affiliates from time to time have provided and may in the future provide various investment banking, commercial banking and financial advisory services to the Company and/or its affiliates, for which they have received or may receive customary compensation. RBC Capital Markets, LLC is engaged as an advisor in connection with the Company’s refinancing of its existing debt facility.
As compensation for their services, the Company has agreed to pay the Sales Agents 3% of the gross sales price per share of all Shares sold (other than on a principal basis) under the Sales Agreement.
The Company intends to use the net proceeds from the sale, if any, of the Shares offered in the offering for repaying debt and, if the Company is successful in refinancing or amending its existing senior credit facility, the Company anticipates using the net proceeds for general corporate purposes, including working capital, repaying debt, funding capital expenditures and funding the expansion of our business and possible acquisitions.
The above summary of the Sales Agreement does not purport to be complete and is qualified in its entirety by reference to the Sales Agreement, a copy which is attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference. The legal opinion of Jackson Walker L.L.P. relating to the shares of Common Stock being offered pursuant to the Sales Agreement is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
1.1	Sales Agreement, dated August 5, 2025, by and between Digital Turbine, Inc., RBC Capital Markets, LLC and Craig-Hallum Capital Group LLC.
5.1	Opinion of Jackson Walker L.L.P.
23.1	Consent of Jackson Walker L.L.P. (included within the opinion filed as Exhibit 5.1)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 5, 2025	Digital Turbine, Inc.
	By:	/s/ Stephen Lasher
Stephen Lasher
Chief Financial Officer